Exhibit (m)(7)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

VOYA EQUITY TRUST

CLASS T SHARES

Fund(s) (Current)

Voya Corporate Leaders® 100 Fund

Voya Global Multi-Asset Fund

Voya Large-Cap Growth Fund

Voya Large Cap Value Fund

Voya MidCap Opportunities Fund

Voya Mid Cap Research Enhanced Index Fund

Voya Small Cap Growth Fund

Voya SmallCap Opportunities Fund

Voya Small Company Fund

Voya U.S. High Dividend Low Volatility Fund

Schedule A Last Amended: October 1, 2022, to reflect the addition of Voya Small Cap Growth Fund.